Exhibit 99.1

TRADE STREET RESIDENTIAL COMPLETES $63 MILLION OF NEW INVESTMENTS

- Acquires 500 Units in Sunbelt Growth Markets -

AVENTURA, Fla., May 20, 2013 /PRNewswire/ — Trade Street Residential, Inc. (the “Company”), a fully integrated owner and operator of high-quality apartment communities in targeted growth markets in the southeastern United States, including Texas, today announced that it has completed the acquisition of two communities, containing a total of 500 apartment units, for an aggregate purchase price of approximately $63 million.

On May 16, 2013, the Company acquired Woodfield St. James, a 244-unit stabilized apartment community located in Charleston, South Carolina for $27.2 million. On May 17, 2013, the Company acquired Woodfield Creekstone, a 256-unit newly-built apartment community located in Durham, North Carolina, for $35.8 million.

“We are pleased to announce the acquisitions of these two communities, successfully deploying capital raised in our recent public offering” said Michael Baumann, Chairman and Chief Executive Officer of Trade Street Residential. “As we move forward as a public company, we will continue to seek opportunities to increase our property portfolio through the acquisition of additional high-quality, well-located communities in vibrant markets across the Sunbelt, which improve the growth profile and diversification of our cash flows.”

Woodfield St. James is a Class-A garden-style apartment community located in the Charleston, South Carolina, submarket of Goose Creek. The community amenities include a clubroom, business center, resort style pool, fitness center, and movie theatre. Woodfield St. James was built in 2009, is currently 98 percent occupied, and has an average monthly effective rent of $901 per unit. The Company intends to put mortgage financing on the property and has obtained a lender commitment for a $19.0 million 10-year first mortgage at a fixed rate of 3.75% with two years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter. This loan is expected to close in June 2013, subject to the Company’s satisfaction of customary conditions.

Woodfield Creekstone is a garden-style apartment community with resident amenities that include a clubroom with cyber cafe, business center, resort style pool and pool lounge with flat screen TV, fitness center, and movie theatre. Woodfield Creekstone was completed in April 2013, and is currently 92.6% leased and 83.6% occupied. The purchase was partially funded with a new $23.3 million 10-year term first mortgage at a fixed interest rate of 3.88%. Payments are interest only for the first three years followed by principal and interest payments based on a 30-year amortization schedule thereafter.

These acquisitions were funded in part with proceeds from the Company’s recently completed public equity offering, in which the Company issued 6.25 million shares for net proceeds of $56.3 million.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. (TSRE) is a full service, vertically integrated, self-administered and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s final prospectus relating to the Company’s recent public offering of common stock.